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                                                                     Exhibit 5.1


The Chase Manhattan Bank                    Neila B. Radin
Legal Department                            Senior Vice President and
270 Park Avenue                             Associate General Counsel
New York, New York  10017-2070


                                December 29, 2000


The Chase Manhattan Corporation
270 Park Avenue
New York, NY 10017

         Re: The Chase Manhattan Corporation, JPM Capital Trust I and JPM Capital Trust II Registration Statement on Form S-3

Dear Sirs:

         I am a Senior Vice President and Associate General Counsel of The Chase Manhattan Bank and have acted as counsel to The Chase Manhattan Corporation, a Delaware corporation ("Chase"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by Chase, JPM Capital Trust I and JPM Capital Trust II (collectively with JPM Capital Trust I, the "Trusts") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to (i) the 7.54% Cumulative Capital Securities of JPM Capital I and the 7.95% Cumulative Capital Securities of JPM Capital Trust II (collectively, the "Capital Securities"), (ii) the 7.54% Junior Subordinated Debentures due 2027 and the 7.95% Junior Subordinated Debentures due 2027 (collectively, the "Debentures") originally issued by J.P. Morgan & Co. Incorporated ("J.P. Morgan"), and (iii) the Guarantees with respect to the Capital Securities (collectively, the "Guarantees") originally issued by J.P. Morgan. The Debentures were issued pursuant to an Indenture, dated as of November 1, 1996 (as amended or supplemented, the "Indenture"), between J.P. Morgan and U.S. Bank Trust National Association (formerly known as First Trust of New York, National Association), as trustee (the "Trustee"). The Guarantees were issued pursuant to the Guarantee Agreements, each between J.P. Morgan and the Trustee (the "Guarantee Agreements").

         Pursuant to the merger of J.P. Morgan with and into Chase (the "Merger"), which is currently anticipated to occur on December 31, 2000, the obligations of J.P. Morgan with regard to the Debentures, the Indenture, the Guarantee Agreements and the Guarantees will be assumed by and become obligations of Chase.

         I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments, and made such

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The Chase Manhattan Corporation
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other investigations, as I have deemed necessary or appropriate for the purposes of this opinion. I have assumed for purposes of this opinion that the Indenture and each Guarantee Agreement is the valid and legally binding obligation of the Trustee and that the Preferred Securities were duly authorized and executed by the Trusts, authenticated by the Trustee and have been delivered against payment therefor in accordance with the applicable purchase agreement, if any, with respect thereto.

         Based upon the foregoing, I am of the opinion that, upon consummation of the Merger, the Junior Subordinated Debentures and the Guarantees will constitute the legally binding obligations of Chase enforceable against Chase in accordance with their terms.

         My opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         I hereby consent to the use of this opinion for filing with the Registration Statement as Exhibit 5.1 thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                             Very truly yours,



                                               /s/Neila B. Radin
                                             -----------------------------
                                                  Neila B. Radin
                                                  Senior Vice President and
                                                  Associate General Counsel